UPSTREAM BIOSCIENCES INC. ANNOUNCES AGREEMENT WITH GENPATHWAY, INC. TO ADVANCE BIOMARKER VALIDATION STUDIES

--Upstream Collaborating with Chromatin Immunoprecipitation Assay Expert Genpathway To Advance to Its Next Milestone--

Vancouver, British Columbia – July 9, 2007 – Upstream Biosciences Inc. (OTCBB: UPBS), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, today announced that it has retained Genpathway, Inc. to conduct analysis using its highly sensitive chromatin immunoprecipitation assays. The analysis is intended to provide critical information for the next phase of Upstream’s program to validate its first two cancer biomarkers and drug response assay. Genpathway will apply its assays to help elucidate critical parameters involving specific gene transcription factors and pathways.

Upstream uses advanced data mining techniques to identify regulatory regions of the genome upstream of genes that are known to be involved in key disease and drug response processes. These regulatory regions function as ‘gene switches’ controlling the conditions under which a gene is activated, the number of copies of the gene that is produced and the proteins that the gene expresses. Patients with cancer are believed to have characteristic genetic variations in these regulatory regions, and Upstream has identified specific genetic variations to use as diagnostic biomarkers for various forms of cancer. Upstream currently has five provisional patent filings covering the use of these genetic variations as cancer biomarkers.

“Advancing our drug response and cancer biomarker validation programs is a top priority for the company, so we are very pleased to be working with another leader in the field of chromatin immunoprecipitation, and DNA methylation assays,” said Upstream CEO Joel Bellenson. “This agreement with Genpathway builds on the important analytic work we already have underway with NimbleGen and may allow us to acquire in-depth information that is not available with other analytic methods.”

“We are excited to be working with Upstream Biosciences to enable the rapid progress of their programs to validate their proprietary prostate and liver cancer biomarker candidates and drug response assay,” said Mary Harper, Genpathway’s CSO.

Upstream is developing diagnostic tests designed to aid in the early detection of cancer by identifying individuals with a high degree of susceptibility to the disease. The company is also developing genetic-based diagnostic tests to measure how individuals respond to specific drugs, enabling physicians to determine beforehand whether a therapy will be useful or harmful to the patient. A recent study in the Journal of the American Medical Association estimated that each year about 100,000 people die in the United States due to adverse reactions to prescription drugs.

Please visit Upstream’s website at www.upstreambio.com to view past news releases.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

Media Contact: GendeLLindheim BioCom Partners, Barbara Lindheim: Tel: 212- 918-4650

About Genpathway, Inc. www.genpathway.com

Genpathway is a leading provider of ChIP (chromatin immunoprecipitation) and DNA methylation technologies and services that identify and analyze gene-expression mechanisms and their biological pathways to drive discovery and testing of novel pharmaceuticals, biomarkers, and diagnostic tests. Genpathway's assays directly analyze gene transcription, gene regulation by transcription factors and co-regulators, and the corresponding genetic pathways. These assays, provided as a service by Genpathway, are in use by the top pharmaceutical companies as well as biotechnology, diagnostics, and agriculture companies; and by academic, government, and nonprofit research institutes worldwide.

Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) Upstream may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) the analysis conducted by Genpathway is intended to provide information to validate Upstream’s first two cancer biomarkers and drug response asssy; (iii) Genpathway will apply its assays to help elucidate critical parameters involving specific gene transcription factors and pathways; (iv) the agreement with Genpathway may allow Upstream to acquire in-depth information that is not available with other analytic methods; and (v) Upstream is developing diagnostic tests designed to aid in the early detection of cancer by identifying individuals with a high degree of susceptibility to the disease and genetic-based diagnostic tests to measure how individuals respond to specific drugs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that Upstream does not execute its business plan; (ii) the inability of Upstream to keep pace with technological advancements in the field of genetic diagnostics; (iii) Upstream’s inability to adequately protect its intellectual property or Upstream’s inadvertent infringement of third party intellectual property; (iv) Upstream not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for Upstream’s products not developing as expected; (vii) Upstream’s inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize Upstream’s technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and Upstream assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Upstream believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Upstream’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.